EXHIBIT 99.4

ASP Isotopes Inc. Announces an Agreement Relating to the Potential Acquisition of Renergen Limited Expected to Create a Global Critical Materials Company

- Combining these two highly complementary businesses aims to create a global leader in the production of critical and strategically important materials, including electronic gases such as helium, various fluorinated products and isotopically enriched gases.

- Combination is expected to create a vertically and horizontally integrated supply chain with significant geographic and customer overlap. Substantial synergies expected from 2026.

- Transaction is expected to be highly accretive to 2026 anticipated EPS.  Goal of the combined group is to generate >$300 million in EBITDA in 2030.

- Highly unique Helium asset is expected to benefit from $750 million of committed debt funding from the U.S. government's development finance institution and other lenders to expand plant production capacity in South Africa.

- Transaction has received irrevocable support from over 35% of Renergen shareholders and is expected to close during the third quarter of 2025 ahead of the planned QLE spin out.

- The Company has entered into a term sheet with institutional debt investors for a potential debt financing of $30 million aggregate principal amount.

- Webinar with Paul Mann, CEO of ASP Isotopes, and Stefano Marani, CEO of Renergen to be held at 8:00am ET on Tuesday, May 20, 2025– to run through the transaction details and rationale.  The webcast can be accessed here: https://us06web.zoom.us/webinar/register/WN_AsxKWwYmTN6zi4rd_e-9ow

Washington, D.C., May 20, 2025 (GLOBE NEWSWIRE) -- ASP Isotopes Inc. NASDAQ: ASPI ("ASP Isotopes” or the “Company”), an advanced materials company dedicated to the development of technology and processes for the production of isotopes for use in multiple industries, today announced that it has entered into an agreement relating to the potential acquisition of Renergen, a South African public company producing Helium and LNG (the “Combination”).

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ASP Isotopes, following the acquisition of Renergen (the “combined group”), will benefit in a number of key aspects from a shared focus on critical and strategically important materials.

Renergen is expected to become a global leader in liquid helium production, one of the most sought-after critical minerals globally.  Renergen’s key asset is the Virginia Gas project, where Helium concentrations are more than 10x the global average.  This project has benefited from $40 million of US government funding pursuant to a finance agreement with the U.S. International Development Finance Corporation (U.S. DFC) and is expected to further benefit from an additional $500 million of senior debt funding from U.S. DFC and a $250 million debt facility from Standard Bank SA to expand plant production capacity in South Africa.  The U.S. DFC partners with the private sector to advance U.S. foreign policy and strengthen national security by mobilizing private capital around the world.

ASP Isotopes is transitioning from a development stage to a commercial stage isotope enrichment company, having already announced in 2025 that three of its enrichment plants are now commercially producing Carbon-14, Silicon-28 and Ytterbium-176.  Isotopes have one of the most severely compromised supply chains of any material in the world and the US Department of Energy and the majority of Western governments also identify isotopes as critical materials.

The Combination is expected to create a vertically and horizontally integrated supply chain potentially lowering isotope enrichment costs by 96% versus current cash costs.

The transaction is expected to be highly accretive to ASPI’s revenue, EBITDA, earnings per share and cash flow per share during 2026.  The goal of the combined group is to generate over $300 million in EBITDA in 2030, which is expected to be driven by a mix of isotopes, helium and LNG sales into the South African energy market, based on management’s current estimates, expectations and assumptions regarding the execution on ASP Isotopes’s and Renergen’s businesses strategies.

There will be significant end-market synergies. Liquid helium is an “irreplaceable” mineral in the medical, semiconductor and energy industries, which are also ASP Isotopes’ three target markets.

There is expected to be significant end customer overlap with the combined group servicing the semiconductor industry, medical industry, energy and space exploration. ASP Isotopes should also benefit from Renergen’s existing customer network in industrial gases significantly increasing sales targets.

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It is anticipated that there will be additional substantial synergies, as much of the corporate infrastructure that ASP Isotopes expected to create during 2026 already exists at Renergen.  The combined group’s headquarters will relocate to Austin, Texas, with close proximity to many of the combined group’s customers.

The combined group will help the U.S. secure supplies of critical and strategically important materials vital in many end markets which enable tomorrow’s megatrends, such as quantum computing and advanced semiconductors.

Renergen’ financial position had been facing liquidity concerns due to a delayed Phase 1 of the Virginia Gas Project, as it addressed some of the technical challenges common in commissioning a highly technical and specialized liquefaction facility. The business however has several significant tailwinds and unique opportunities, which make it an attractive asset.  ASP Isotopes brings a proven track record of exceptional project management and leadership ‘on the ground’ in South Africa – having completed construction of three enrichment facilities in three years. It also has extensive engineering and fabrication facilities allowing acceleration of project construction and cost savings.

The deal represents an approximate 90% discount to the latest published Virginia Gas Project NPV.

Transaction Overview

The Combination is expected to be implemented by ASP Isotopes acquiring Renergen pursuant to a South African scheme of arrangement, under which Renergen shareholders will receive 0.09196 new ASP Isotopes shares for each Renergen share held on the record date (the “Scheme”).  If the Scheme is not implemented, solely due to one or more of the Scheme conditions not being fulfilled or waived, then ASP Isotopes will make a general offer to Renergen shareholders to acquire 100% of the issued share capital of Renergen (the “Standby Offer”).  The total share consideration will not exceed 14,270,000 shares of ASP Isotopes common stock.  The Combination is expected to result in Renergen shareholders owning approximately 16% of the combined group.

Should the Scheme become operative, Renergen will become an operating subsidiary of ASP Isotopes and continue to be led by the current management team with significant operational and project management support from ASPI’s management, engineering and R&D teams.  On completion, ASP Isotopes will have a listing on the Nasdaq Stock Exchange, as well as an inward secondary listing on the Main Board of the Johannesburg Stock Exchange.

Renergen and ASP Isotopes have obtained irrevocable undertakings from Mazi Asset Management (Pty) Ltd and other Renergen shareholders, and from the directors of Renergen who hold Renergen shares, to vote in favour of the resolutions required to approve and implement the Combination.  These irrevocable undertakings are in excess of 35% of Renergen’s outstanding shares.  These irrevocable undertakings remain binding if a competing proposal is made to Renergen, but cease to be binding from the date on which the Combination lapses or is withdrawn in accordance with its terms.

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The Combination will be subject to the full terms and conditions that will be set out in the shareholder circular to be published by Renergen in due course. Implementation of the Scheme is subject to Renergen shareholder approval and relevant regulatory approvals in various jurisdictions.  It is currently expected that, subject to the satisfaction or waiver of the conditions, the Renergen shareholder meeting will be held in June 2025 and the Combination will be completed during the third quarter of 2025.

ASP Isotopes and Renergen have previously entered into an exclusivity agreement whereby ASP Isotopes received the rights to negotiate the terms of the acquisition during an exclusive negotiation period ending on May 31, 2025.  In April 2025, the Company paid a refundable exclusivity fee of $10 million to Renergen.  As contemplated by the exclusivity agreement, the parties intend to negotiate a loan agreement which is expected to be put in place during May to ensure Renergen has the financial resources to continue operations and avoid default on its current debt obligations.

None of Renergen’s existing debt or future debt is expected to have any recourse to ASP Isotopes and is secured on Renergen’s assets.  ASP Isotopes has entered into a term sheet with institutional debt investors relating to a potential investment of an aggregate of $30 million of debt. Should this debt financing be completed, the proposed Combination should have a minimal impact on ASP Isotopes’s current cash position.

Stefano Marani, CEO of Renergen, will become ASP Isotopes’ CEO of Electronics and Space, based in Austin, Texas and he will join the board of directors of ASP Isotopes.  Paul Mann will remain Executive Chairman and CEO of ASP Isotopes.

Commenting on the proposed Combination, Paul Mann, Chairman and CEO of ASP Isotopes, and Chairman and CEO of QLE, said:

“This is an exciting step for ASP Isotopes.  With the planned Spin-Out of QLE, we have been considering the expansion of the ASP Isotopes business and this opportunity is the perfect fit for us.  Both isotopes and helium are viewed by almost every western government as critically and strategically important materials. The combination of these two companies will create a company with huge strategic value and a vital part of a fragile supply chain enabling so many industries.”

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Commenting on the proposed Combination, Stefano Marani, CEO of Renergen, said:

“After a tumultuous year and half, I am excited about the combined prospects of our new company and its future. Closer alignment with the US has for the longest time been the final critical ingredient required to unlock the Virginia Gas Project and the longer-term expansion of this unique natural resource. In joining our two companies not only do we get this, but even more exciting is the expansion of the business horizontally across our key helium customer bases of nuclear, healthcare, semiconductors and rocketry. As the world becomes more insular, critical materials are quickly becoming the most sought-after commodities, and our acquisition places ASP Isotopes front and center.  Offering customers a fully integrated supply chain reduces a significant amount of risk for them, and makes our offering incredibly valuable.”

Webinar

The Company will host a webinar with Paul Mann, CEO of ASP Isotopes, and Stefano Marani, CEO of Renergen at 8am ET on Tuesday May 20th. The webcast can be accessed here:

https://us06web.zoom.us/webinar/register/WN_AsxKWwYmTN6zi4rd_e-9ow

About ASP Isotopes Inc.

ASP Isotopes Inc. is a development stage advanced materials company dedicated to the development of technology and processes to produce isotopes for use in multiple industries. The Company employs proprietary technology, the Aerodynamic Separation Process (“ASP technology”). The Company’s initial focus is on producing and commercializing highly enriched isotopes for the healthcare and technology industries. The Company also plans to enrich isotopes for the nuclear energy sector using Quantum Enrichment technology that the Company is developing. The Company has isotope enrichment facilities in Pretoria, South Africa, dedicated to the enrichment of isotopes of elements with a low atomic mass (light isotopes).

There is a growing demand for isotopes such as Silicon-28 for enabling quantum computing; Molybdenum-100, Molybdenum-98, Zinc-68, Ytterbium-176, and Nickel-64 for new, emerging healthcare applications, as well as Chlorine-37, Lithium-6, Lithium-7 and Uranium-235 for green energy applications. The ASP Technology (Aerodynamic Separation Process) is ideal for enriching low and heavy atomic mass molecules. For more information, please visit www.aspisotopes.com.

Information for U.S. Persons holding Renergen Ordinary Shares

The offer or business combination is made for the securities of a non-U.S. company (Renergen, a South African company), by means of the Scheme or the Standby Offer.  The offer is subject to disclosure and procedural requirements in South Africa and other non-U.S. jurisdictions that are different from those of the United States.  The financial information relating to Renergen contained in the shareholder circular to be sent to Renergen shareholders has been/will be prepared in accordance with IFRS Accounting Standards that may not be comparable to the financial statements and financial information of US companies.

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It may be difficult for U.S. holders of Renergen ordinary shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since Renergen is incorporated in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction.  U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.  Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that ASP Isotopes may purchase securities otherwise than under the Scheme or Standby Offer, such as in open market or privately negotiated purchases, subject to any restrictions or requirements under South African law.

This document is not subject to the requirements of Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended.  The shares of ASP Isotopes common stock to be issued pursuant to the Scheme or the Standby Offer (“Consideration Shares”) to Renergen Shareholders in the United States have not been registered in terms of the U.S. Securities Act 1933, as amended (“Securities Act”) and will be issued in reliance on the exemption from the registration requirements thereof provided by Rule 802 of the Securities Act.  Such Consideration Shares will be freely tradable in the United States under applicable U.S. federal securities laws except for (i) any Consideration Shares acquired by affiliates of Renergen or ASPI and (ii) Consideration Shares that are issued with respect to Renergen Shares that are deemed “restricted securities” under Rule 144 of the Securities Act, which in each case may be resold in the US only in accordance with Rule 144 of the Securities Act or another applicable exemption from registration, or outside the US in accordance with Regulation S under that Act.

Restricted securities are securities received in non-public offerings.  In general, Rule 144 defines restricted securities to mean securities acquired pursuant to one of the following transactions:

(i) Securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering, or pursuant to certain exemptions from registration.

(ii) Securities acquired from the issuer that are subject to the resale limitations under Regulation D (a limited offering exemption) under the Securities Act.

(iii) Securities acquired in a transaction or chain of transactions exempt under Rule 144A under the Securities Act, where exempts specified resales of restricted securities to qualified institutional buyers.

Renergen Shareholders who are citizens or residents of the United States should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer, including the status of their Renergen Shares as restricted securities.

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Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Forward-looking statements can be identified by words such as “goal”, “target”, “believes,” “plans,” “anticipates,” “expects,” “aims”, “intends”, “estimates,” “projects,” “will,” “may,” “might,” “seeks”, “sees”, “should,” “would,” “expect,” “positioned,” “strategy,” and words of a similar nature. Examples of forward-looking statements include, among others but are not limited to, statements relating to the completion of the transactions in the anticipated timeframe or at all, the subsequent integration of ASP Isotopes’s and Renergen’s businesses and the ability to recognize the anticipated synergies and benefits of the transactions, the access to available financing (including financing in connection with the transactions) on a timely basis and on reasonable terms, the plans for a secondary listing on the JSE, the plans for a spin-out of Quantum Leap Energy as a standalone public company, the anticipated market demand for future products of ASP Isotopes and Renergen, the future of the company’s enrichment technologies as applied to uranium enrichment, the outcome of the company’s initiative to commence enrichment of uranium in South Africa and the company’s discussions with nuclear regulators, and statements we make regarding expected operating results, such as future revenues and prospects from the potential commercialization of isotopes, future performance under contracts, and our strategies for product development, engaging with potential customers, market position, and financial results. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results, financial condition, and events may differ materially from those indicated in the forward-looking statements based upon a number of factors. Forward-looking statements are not a guarantee of future performance or developments. You are strongly cautioned that reliance on any forward-looking statements involves known and unknown risks and uncertainties. Therefore, you should not rely on any of these forward-looking statements. There are many important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to, risks related to: (i) the implementation of the Scheme in the anticipated timeframe or at all; (ii) the satisfaction of the Scheme conditions; (iii) the failure to obtain necessary regulatory and shareholder approvals; (iv) the ability to realize the anticipated benefits of the proposed acquisition of Renergen; (v) the ability to successfully integrate the businesses; (vi) disruption from the proposed acquisition of Renergen making it more difficult to maintain business and operational relationships; (vii) the negative effects of this announcement or the consummation of the proposed acquisition of Renergen on the market price of Renergen’s or ASPI’s securities; (viii) significant transaction costs and unknown liabilities; (ix) litigation or regulatory actions related to the proposed acquisition of Renergen; and (x) and the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and any amendments thereto and in the company’s subsequent reports and filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. No information in this press release should be interpreted as an indication of future success, revenues, results of operation, or stock price. All forward-looking statements herein are qualified by reference to the cautionary statements set forth herein and should not be relied upon.

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Use of Projections

The financial outlook and projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond ASP Isotopes’s or Renergen’s control. Such calculation cannot be predicted with reasonable certainty and without unreasonable effort because of the timing, magnitude and variables associated with the completion of the proposed transaction with Renergen. Additionally, any such calculation, at this time, would imply a degree of precision that could be confusing or misleading to investors. Neither ASP Isotopes nor Renergen’s independent auditors have audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this press release, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purposes of this press release. While all financial projections, estimates and targets are necessarily speculative, ASP Isotopes believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for ASP Isotopes, Renergen and the combined company are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that ASP Isotopes, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Contacts

Jason Assad– Investor relations

Email: Jassad@aspisotopes.com

Telephone: 561-709-3043

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